EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of Jacksonville Bancorp, Inc. of our report dated March 19, 2010 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Jacksonville Bancorp, Inc. for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida
December 14, 2010